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                                                                     EXHIBIT 2.2

                   AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
                              AND PLAN OF REORGANIZATION


       THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
AND PLAN OF REORGANIZATION (this "AMENDMENT") is made and entered into as of April 11, 2000 by and among by and among HA-LO Industries, Inc., an Illinois corporation ("ACQUIROR"), HA-LO Industries, Inc., a Delaware corporation ("ACQUIROR SUB"), and Starbelly.com, Inc., a Delaware corporation f/k/a TheZebra.com, Inc. (the "COMPANY").


                                       RECITALS

       WHEREAS, Acquiror, Acquiror Sub and the Company are parties to that certain Agreement and Plan of Merger and Plan of Reorganization dated as of January 17, 2000 (the "MERGER AGREEMENT") and desire to amend the Merger Agreement in accordance with the terms hereof.

       NOW, THEREFORE, in consideration of the mutual promises and agreements of the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

       1. DEFINED TERMS. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

       2. AMENDMENTS TO SECTION 2.01(a)(i). Section 2.01(a)(i) of the Merger Agreement is deleted in its entirety and the following is hereby substituted therefor as Section 2.01(a)(i) of the Merger Agreement:

       "(a)(i) At the Effective Time, by virtue of the Merger, Acquiror shall pay to (or for the benefit of) the Stockholders, or reserve for the benefit of the holders of the Company Options pursuant to Section 6.13, Two Hundred and Forty Million Dollars ($240,000,000), payable as follows:

              (A) Nineteen Million Dollars ($19,000,000) in cash MINUS Expenses of the Stockholders and the Company in excess of $500,000 pursuant to section 8.03(a) hereof (the "CASH CONSIDERATION");

              (B) Shares of Acquiror's Series A Convertible Preferred Stock, without par value ("ACQUIROR SERIES A PREFERRED STOCK"), valued at its liquidation value, with an aggregate liquidation value of Fifty-One Million Dollars ($51,000,000) (the "PREFERRED STOCK CONSIDERATION"); and

              (C) Shares of Acquiror's common stock, without par value ("ACQUIROR COMMON STOCK"), valued at the Acquiror Share Price, with an aggregate value of One Hundred Seventy Million Dollars ($170,000,000) (together

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                     with the Cash Consideration and the Preferred Stock
                     Consideration, the "MERGER CONSIDERATION").

              Provided, however, that, at the Effective Time, Merger Consideration valued at $25,000,000 (the "CAP"), shall be withheld from the Escrowed Stockholders and held pursuant to the Escrow Agreements referred to in Section 2.04 hereof;"


       3. AMENDMENTS TO SECTION 2.01(d). Section 2.01(d) of the Merger Agreement is deleted in its entirety and the following is hereby substituted therefor as Section 2.01(d) of the Merger Agreement:

       "(d) ACKNOWLEDGEMENT. The parties hereto agree and acknowledge that, notwithstanding anything to the contrary contained in this Section 2.01, each of (i) the Series B Portion, the Series A Portion and the Common Stock Portion, and (ii) the aggregate of the cash paid and the value of the shares of Acquiror Series A Preferred Stock and Acquiror Common Stock issued pursuant to Sections 2.01(b)(ii), (iii) and (iv), as such value is determined pursuant to such Sections, must equal Two Hundred Forty Million Dollars ($240,000,000) MINUS the sum of (A) the Expenses of the Stockholders and the Company in excess of $500,000 pursuant to Section 8.03(a) hereof and (B) the aggregate value of Acquiror Common Stock and Acquiror Series A Preferred Stock which would be issued on exercise of all Adjusted Options outstanding at the Effective Time, valued in accordance with this Section 2.01."

       4. AMENDMENTS TO SECTION 6.11. Section 6.11 of the Merger Agreement is deleted in its entirety and the following is hereby substituted therefor as
Section 6.11 of the Merger Agreement:

       "Section 6.11. ACQUIROR BOARD REPRESENTATION. At the Effective Time, the Board of Directors of Acquiror shall be reconstituted so that it is no more than eleven (11) members and so that it contains as members two directors designated by Eric and one director designated by Brad. In order to satisfy its obligations hereunder, Acquiror further agrees prior to the Effective Time to amend its Bylaws and to take such other action as reasonably requested by the Company."

       5. AMENDMENTS TO SECTION 6.13. Section 6.13 of the Merger Agreement is deleted in its entirety and the following is hereby substituted therefor as
Section 6.13 of the Merger Agreement:

       "Section 6.13 COMPANY OPTIONS UNDER THE PLAN.

              (a) As of the Effective Time, Acquiror shall assume the obligations of the Company under the Plan and each outstanding Company Option shall be assumed by Acquiror and become and represent an option (an "ADJUSTED OPTION") to purchase:

                     (i) the number of shares of Acquiror Common Stock (such number, before rounding, is the "ADJUSTED OPTION NUMBER"), decreased to the nearest whole share, determined by multiplying
              (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the

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              Effective Time by (B) the portion (the "COMMON STOCK FRACTION") of a share of Acquiror Common Stock to be issued upon conversion of one share of Company Common Stock pursuant to Section 2.01(b)(iv) of this Agreement; and

                     (ii) the number of shares of Acquiror Series A Preferred Stock, or portion thereof, determined by multiplying (A) the Adjusted Option Number by (B) a fraction, the numerator of which is the portion of a share of Acquiror Series A Preferred Stock to be issued upon conversion of one share of Company Common Stock pursuant to Section 2.01(b)(iv) of this Agreement and the denominator of which is the Common Stock Fraction.

       Each Adjusted Option shall be exercisable at an exercise price per share of Acquiror Common Stock subject thereto (decreased to the nearest whole cent) equal to (1) the exercise price per share of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time, (2) divided by the Common Stock Fraction. All references to the Company in each Company Option shall be deemed, in the corresponding Adjusted Option, to refer to Acquiror, where appropriate. Notwithstanding the foregoing, the adjustments provided in this Section 6.13(a) with respect to any Company Options that are "incentive stock options" (as defined in Section 422 of the Code) or which are described in Section 423 of the Code, shall be effected in a manner consistent with the requirements of Section 424(a) of the Code. The other terms of each Adjusted Option, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms. The date of grant of each Adjusted Option shall be the date on which the corresponding Company Option was granted.

                     (b) The Company and Acquiror agree that the Plan shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of Company Class A Common Stock held or to be awarded or paid pursuant to the Plan, into shares of Acquiror Common Stock and Acquiror Series A Preferred on a basis consistent with the transactions contemplated by this Agreement. The Company and Acquiror agree to submit the amendments to the Plan and the new plan under which Acquiror will assume the obligations of the Company under the Plan to their respective stockholders, if such submission is determined to be necessary by counsel to the Company or Acquiror after consultation with one another; provided, however that such approval shall not be a condition to the consummation of the Merger.

                     (c) Acquiror shall (i) reserve for issuance the number of shares of Acquiror Common Stock and Acquiror Series A Preferred Stock that will become subject to the Plan and (ii) issue or cause to be issued the appropriate number of shares of Acquiror Common Stock and Acquiror Series A Preferred Stock pursuant to the Plan, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded. No later than the Effective Time, Acquiror shall prepare and file with the Commission a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Acquiror Common Stock and Acquiror Series A Preferred Stock necessary to fulfill Acquiror's obligations under this Section 6.13(c). Such registration statement shall be kept effective and the current status of the

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              prospectus required thereby shall be maintained for at least as long as Adjusted Options remain outstanding.

                     (d) As soon as practicable after the Effective Time, Acquiror shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to the Plan and the agreements evidencing the grants of such Company Options and that such Company Options and the related agreements shall be assumed by Acquiror and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger); provided that Acquiror shall make good faith efforts to so deliver such notices on the same day as the Effective Time.

                     (e)    Prior to the Effective Time, the Company may cause
              (i) fifty percent (50%) of all Company Options held by each Key Employee to become fully vested at the Effective Time (and the remainder of each such employee's Company Options shall vest on the date they would have otherwise vested absent such accelerated vesting), and (ii) thirty-three and one-third percent (33 1/3%) of all Company Options held by each employee of the Company identified by the Company (other than the Principal Executives or Key Employees) to become fully vested at the Effective Time (and the remainder of each such employee's Company Options shall vest on the date they would have otherwise vested absent such accelerated vesting).

                     (f) Between the date hereof and the Effective Time, the Company will prohibit (in accordance with the terms of the Plan) exercises of Company Options to the extent that the issuance hereunder of the Merger Consideration would not be exempt from the Securities Act."

       6. AMENDMENTS TO SECTION 6.17(b). Section 6.17(b) of the Merger Agreement is deleted in its entirety and the following is substituted therefore:

                     "(b)   Intentionally Omitted."

       7. AMENDMENTS TO SECTION 8.01 (d), (e) AND (f). The word "or" at the end of Section 8.01(d) of the Merger Agreement is deleted and Sections 8.01(e) and (f) of the Merger Agreement are deleted in their entirety and the following is substituted therefor as Sections 8.01(e) and (f) of the Merger Agreement:

                     "(e)   by Acquiror or the Company if (i) the Shareholder
              Approval shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, or (ii) the Merger shall not have been consummated on or prior to May 5, 2000 (the "Outside Date"); or

                     (f) by the Company if Acquiror takes action pursuant to its fiduciary duties as contemplated by Section 5.04(m) in connection with an Acquiror Competing Transaction."

       8. INTERPRETATION WITH THE MERGER AGREEMENT. Except as and to the extent modified by this Amendment, the terms and provisions of the Merger Agreement are hereby

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              ratified and confirmed for all purposes and in all respects.

       9. SEVERABILITY. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by a court of competent jurisdiction, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. In the event the parties are unable to agree upon any such modification, this Amendment shall remain in full force and effect without the deleted provision.

       10. MODIFICATION; WAIVER. No modification of or amendment to this Amendment shall be deemed effective unless it is in writing and signed by a duly authorized representative of each of the parties hereto.

       11. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the Laws of the State of Illinois, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

       12. COUNTERPARTS. This Amendment may be executed in or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

       13. BINDING ON SUCCESSORS. This Amendment is binding upon and inures to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assignees.

       14. NOTICES. Any notice required to be given pursuant to this Amendment shall be in writing and shall be given or made in accordance with the notice provisions of the Merger Agreement.


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       IN WITNESS WHEREOF, Acquiror, Acquiror Sub and the Company have caused this Agreement to be executed as of the date first written above, in the case of each corporate entity, by their respective officers duly authorized.


                                   HA-LO INDUSTRIES, INC., an Illinois
                                   corporation


                                   By:    John R. Kelley, Jr.
                                          -------------------
                                   Its:   Chief Executive Officer


                                   HA-LO INDUSTRIES, INC., a Delaware
                                   corporation


                                   By:    John R. Kelley, Jr.
                                          -------------------
                                   Its:   Chief Executive Officer


                                   STARBELLY.COM, INC., a Delaware corporation


                                   By:    Eric Lefkofsky
                                          --------------
                                   Its:   President and Secretary